                                                                   Exhibit 11.1


                                            Twelve months ended December 31,                      Three months ended March 31,
                         -------------------------------------------------------------------  ------------------------------------
                                                                                    1995                                  1996
                            1991       1992      1993      1994(c)    1995(c)   Pro Forma(b)   1995(c)     1996(c)    Pro Forma(b)
                         -------------------------------------------------------------------  ------------------------------------
Net loss before
  extraordinary item        4,183      3,010      3,782        527      1,796        1,805         585       1,436         1,060
Preferred stock
  dividend                      -          -          -        691        252            -         208           -             -
                         --------   --------   --------   --------   --------     --------    --------    --------      --------
Net loss for common
  shareholders
  (before E/O item)      $  4,183   $  3,010   $  3,782   $  1,218   $  2,048     $  1,805    $    793       1,436      $  1,060
                         ========   ========   ========   ========   ========     ========    ========    ========      ========
Extraordinary
  (gain) loss                   0       (430)         0          0        444          512           0           0             0
Net loss for common
  shareholders           $  4,183   $  2,580   $  3,782   $  1,218   $  2,492     $  2,317   $    793       1,436      $  1,060
                         ========   ========   ========   ========   ========     ========    ========    ========      ========
Weighted avg. common
  shares outstanding      2,599.2    2,138.4    2,001.6    3,751.2    3,880.8      6,762.8     3,744.0     3,938.4       6,820.4
SAB #83 adjustment(a)        11.5       11.5       11.5       11.5       11.5         11.5        11.5        11.5          11.5
                         --------   --------   --------   --------   --------     --------    --------    --------       --------
Adjusted common
  shares outstanding      2,610.7    2,149.9    2,013.1    3,762.7    3,892.3      6,774.3     3,755.5     3,949.9        6,831.9
                         ========   ========   ========   ========   ========     ========    ========    ========       ========
Loss per share, before
  extraordinary item     $   1.60   $   1.40   $   1.88   $   0.32   $   0.53     $   0.26    $   0.21    $   0.36       $   0.16
EPS effect on
  extraordinary item         0.00      (0.20)      0.00       0.00       0.11         0.08        0.00        0.00           0.00
                         --------   --------   --------   --------   --------     --------    --------    --------       --------
Total loss per share     $   1.60   $   1.20   $   1.88   $   0.32   $   0.64     $   0.34    $   0.21    $   0.36       $   0.16
                         ========   ========   ========   ========   ========     ========    ========    ========       ========

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(a) 22,967 common stock options (valued at $6.25 each) were granted within one year of this offering. Therefore, under SAB 83 the options have been included in the average common stock outstanding calculation above under the treasury stock method (retroactively).

(b) Includes 2,882,143 Class A Common Shares issued in the Offering.

(c) Weighted average shares outstanding gives effect to 612,598 and 615,773 shares held in treasury at December 31, 1994 and 1995, respectively. Therefore, since they were issued but not outstanding, they have been removed from the above calculations.